Exhibit 10.1

May 3, 2016

Mr. Robert D. Evans

7612 Arrowood Road

Bethesda, MD 20817

Dear Bob,

In light of your notifying Performance Food Group Company (the “Company”) of your intention to retire from the Company, this letter agreement (the “Letter Agreement”) confirms our understanding of your role going forward with the Company. The terms of your continued service with the Company are summarized below:

1.	Position: During any period of employment from the date hereof (the “Effective Date”) through the date that the Company appoints a new Chief Financial Officer (the “Successor CFO”), you shall serve as the Company’s Chief Financial Officer (the “CFO”). From the date that the Successor CFO is appointed until the Termination Date (as defined below, such period the “Transition Period”), you shall serve the Company and provide transition and advisory services to the Company and the Successor CFO. On the Termination Date, you shall cease to be an employee of the Company and shall resign from all titles, offices or boards of directors of the Company or any of its subsidiaries, if any, which you hold or on which you serve. For purposes of this Letter Agreement, “Termination Date” shall mean the earlier of (i) September 30, 2016, (ii) the date that the Company’s Chief Executive Officer determines that transition services are no longer necessary (as determined in the Chief Executive Officer’s sole discretion) or (iii) your death or permanent Disability (as defined in the Performance Food Group Company 2015 Omnibus Incentive Plan (the “2015 Plan”)); provided, that in the event that the Company terminates your employment with the Company prior to September 30, 2016 as a result of clause (ii) above, you will be entitled to Base Compensation, 2016 Bonus and 2017 Bonus (each as defined below) as though your employment with the Company continued through September 30, 2016.

As CFO and during the Transition Period, you agree to render services to the Company on a full-time basis and to devote your full business time and energy to the performance of your duties and the business and affairs of the Company and any parent, subsidiary or affiliate of the Company.

2.	Term: The term of this Agreement shall commence as of the Effective Date and shall continue until the Termination Date (such period, the “Term”).

3.	Annual Base Compensation: During the Term, you will continue to receive your current annual base compensation of $460,000 (the “Base Compensation”). Base Compensation shall be pro-rated for the portion of each year during which you are actually employed by the Company and shall be paid in accordance with the Company’s customary payroll practices.

4.	Annual Bonus: You shall remain eligible to receive an annual bonus (the “Annual Bonus”), subject to your continued employment with the Company on the date that such annual bonus is paid to other executives of the Company. If you are not employed by the Company on such payment date, you shall receive a pro-rated bonus for the fiscal year in which the Termination Date occurs as discussed further in Section 5.

5.	Payments and Benefits upon Termination of Employment:

(a)	Transition Incentive Payments and Benefits. In full satisfaction of, and in lieu of, any payments you may be eligible for under the Senior Management Severance Plan, as modified by the letter agreement by and between you and the Company, dated as of April 4, 2011 (the “Plan”) and subject to your continued employment through the Termination Date and compliance with Sections 11 and 12 of this Letter Agreement, the Company will provide to you the following payments and benefits:

(i)	$525,000, payable over twelve (12) months in equal installments in accordance with the Company’s customary payroll practices;

(ii)	with respect to the Annual Bonus for fiscal year 2016 (the “2016 Bonus”), in the event that the Termination Date occurs prior to the completion of the 2016 fiscal year, non-prorated 2016 Bonus that you would have been entitled to receive if your employment had not terminated, based on the Company’s achievement of the applicable performance targets for fiscal year 2016, payable at such time as 2016 Bonuses are paid to other executives of the Company, but no later than two and one-half (2 1⁄2) months after the last day of fiscal year 2016;

(iii)	with respect to the Annual Bonus for fiscal year 2017 (the “2017 Bonus”), in the event that the Termination Date occurs after the beginning of the 2017 fiscal year, a pro-rata portion of the 2017 Bonus that you would have been entitled to receive if your employment had not terminated, based on the Company’s achievement of the applicable performance targets for fiscal year 2017, payable at such time as 2017 Bonuses are paid to other executives of the Company, but no later than two and one-half (2 1⁄2) months after the last day of fiscal year 2017; and

(iv)	in lieu of the Company paying your premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay for the annual fee for your participation in the Company’s executive health program, as applicable, for two (2) years following the Termination Date.

(b)

Treatment of Equity. In full satisfaction of, and in lieu of, any treatment you may be eligible for pursuant to awards you have been granted pursuant to the Performance Food Group Company (f/k/a Wellspring Distribution Corp.) Amended and Restated 2007 Management Option Plan (the “2007 Plan”) and

the 2015 Plan and subject to your continued employment with the Company through the Termination Date and compliance with Sections 11 and 12 of this Letter Agreement, you will be entitled to the treatment described below. Capitalized terms in this Section 5(b) that are not defined in this Letter Agreement shall have the meaning ascribed to them in the 2007 Plan, the 2015 Plan or the award agreements (collectively, the “Equity Documents”) thereunder, as applicable.

(i)	With respect to your outstanding equity awards granted pursuant to the 2007 Plan:

(A)	you shall have 30 days from the Termination Date to exercise your vested Tranche I Options; and

(B)	following the Termination Date, you will continue to be eligible to cliff vest in 100% of your unvested Tranche II Options, Tranche II Restricted Stock, Tranche III Options and Tranche III Restricted Stock on the earliest of either:

(1)	March 12, 2019 (unless Blackstone Capital Partners V L.P. and Wellspring Capital Partners IV, L.P. together with their respective affiliates have disposed of all of their equity securities in the Company, including securities that are convertible into equity securities of the Company, prior to such date and the criteria set forth in (2) below is not satisfied); or

(2)	the date that both of the following performance criteria are achieved:

(x)	the Sponsor IRR is equal to or greater than 12%; and

(y)	the Sponsor Inflows are at least 2.0 times Sponsor Outflows for Tranche II Options and Tranche II Restricted Stock and 2.5 times Sponsor Outflows for Tranche III Options and Tranche III Restricted Stock.

(ii)	With respect to your outstanding equity awards granted pursuant to the 2015 Plan:

(A)	75% of the Options shall expire immediately for no consideration upon execution of this Agreement and, on the Termination Date, your remaining Options shall vest and be exercisable (to the extent not previously vested). You shall have 90 days from the Termination Date to exercise such vested Options, at which time any unexercised Options shall be forfeited to the Company by you for no consideration therefor;

(B)	75% of your shares of Restricted Stock (Time-Based Vesting Award) shall expire immediately for no consideration upon execution of this Agreement and, on the Termination Date, your remaining shares of Restricted Stock (Time-Based Vesting Award) shall vest and the restrictions on such shares shall lapse; and

(C)	upon execution of this Agreement, your Target Number of Shares of Restricted Stock (Performance-Based Vesting Award) shall be reduced by 75% and expire immediately for no consideration and up to 25% of the remaining Target Number of Shares of Restricted Stock (Performance-Based Vesting Award) shall remain eligible to vest based on the Total Earned Amount, as determined on June 30, 2018.

6.	Release: The amounts payable and benefits provided to you under Section 5 (the “Transition Incentive Benefits”) are subject to execution and non-revocation of a release of claims by you (or, if applicable, your estate or legal representative, in such capacity), substantially in the form attached hereto as Exhibit A, within twenty one (21) days of the Termination Date. Except as provided in the preceding sentence, if you (or, if your estate or legal representative) fail to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such twenty-one (21)-day period, or revoke your acceptance of such release in a writing delivered to the Company’s General Counsel within seven (7) days of its execution, you shall not be entitled to any of the Transition Incentive Benefits.

7.	Employee Benefits: During the Term, you will remain eligible to participate in the Company’s health and welfare plans and other employee benefit plans and programs, in effect from time to time, as determined by the Company. For the avoidance of doubt, except as provided in Section 5(a)(iv), you will not be eligible to participate in the Company’s employee benefit plans and programs following the Termination Date.

8.	Consulting Appointment: You shall serve as a consultant to the Company until the first (1st) anniversary of the Termination Date, or such earlier date if earlier terminated by the Company (the “Consulting Term”). During the Consulting Term, you will make yourself available, on an as-needed basis, to provide your assistance and expertise in all matters reasonably requested by the Company in connection with the transition of your duties and responsibilities, and with respect to such other matters relating to the business of the Company and its affiliates and subsidiaries (the “Consulting Services”). Notwithstanding the foregoing, the Consulting Term shall immediately terminate upon any breach by you of the Letter Agreement (including any restrictive covenant set forth in Article IX of the 2007 Plan), and the Company shall have no further obligations with respect to the Consulting Fee or the Consulting Services upon such early termination of the Consulting Term. In connection with your provision of the Consulting Services, the Company shall pay you an amount equal to $460,000 (the “Consulting Fee”) in a lump sum as soon as practicable following the completion of the Consulting Term.

You acknowledge that, during the Consulting Term, you will not be an “employee” (or person of similar status) of the Company or its affiliates or subsidiaries for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result, the Company will not withhold or deduct from the Consulting Fees any amounts as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws, and you will be solely responsible for the payment of any federal, state or local income or payroll taxes with respect to the Consulting Fee. In the event that the consulting arrangement described herein is reclassified as an employment relationship by any governmental agency or court, you acknowledge and agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company or its affiliates as a result of such reclassification. In addition, it is understood by you and the Company that during the Consulting Term, you shall be an independent contractor with respect to the Company and not an employee of the Company. You acknowledge and agree that following the Termination Date, and in each case other than as required by COBRA, you (and your eligible dependents) shall no longer be eligible for, actively participate in, accrue service credit or have contributions made, either by you or on your behalf, under any employee benefit plan sponsored or maintained by the Company in respect of periods commencing following the Termination Date, including without limitation, workers’ or unemployment compensation benefits, any plan which is intended to qualify under Section 401(a) of the Code, fringe benefits or other similar plans of the Company, and you shall have no further right to receive any such benefits from the Company.

9.	Termination. Your service with the Company is “at-will.” You and the Company may each terminate this Letter Agreement at any time upon sixty (60) days’ written notice, and in connection with such termination the Company shall be obligated to pay you only the Base Compensation accrued but unpaid through date of the termination; provided that in the event the Company terminates this Letter Agreement for Cause (as such term is defined in the Plan or the Equity Documents), in the Company’s sole discretion, the termination may have immediate effect.

10.	Compliance with Company Policies. You agree that, during the Term, you will continue to comply with all company policies to the extent relevant to your activities.

11.	Non-Disparagement: During and after the Term, you agree that you will make no disparaging or defamatory comments in any respect regarding the Company or its direct and indirect subsidiaries and affiliates or significant beneficial owners, each of their successors, their respective past, current or future directors, officers, or employees, or their respective products or services or make any comments concerning any aspect of your relationship with the Company or, if applicable, the conduct or events which precipitate your termination of service from the Company. All reference requests submitted to the Company regarding your employment and service with the Company will be directed to the Senior Vice President and Chief Human Resources Officer who will be the only person on behalf of the Company to respond and will do so in accordance with the Company’s current policies.

12.	Continued Compliance with Restrictive Covenants: You acknowledge and agree that (i) during and after the Term, you shall continue to be subject to the restrictive covenants set forth in Article IX of the 2007 Plan and (ii) notwithstanding anything in the Letter Agreement to the contrary, in the event that you violate the restrictive covenants set forth in Article IX of the 2007 Plan following the Termination Date without the permission of the Company, you will immediately forfeit your Transition Incentive Benefits and any then-vested equity, for no consideration therefor.

13.	Tax Withholding: The Company shall be entitled to withhold from the payment of any compensation and provision of any benefit under this Letter Agreement such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes.

14.	Section 409A: The intent of the parties is that payments and benefits under this Letter Agreement comply with or be exempt from Section 409A of the Internal Revenue Code, as amended (“Section 409A”), and this Letter Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Any terms of this Letter Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Section 409A to the extent necessary to comply with Section 409A. With respect to any reimbursement or in-kind benefit plans, policies or arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such plan, policy or arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such plan, policy or arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement, to the extent such payment is subject to Section 409A. The Company shall not be subject to any claim, liability or expense relating to, and the Company shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes, interest or penalties pursuant to, Section 409A.

Further, any provision of this Letter Agreement to the contrary notwithstanding, if at the time of your separation from service, the Company determines that you are a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that you become entitled to under this Letter Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14 (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) shall be paid or provided to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

15.	Amendment; Waiver: No provision of this Letter Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and you or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any breach with respect to any provision, condition or requirement of this Letter Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

16.	Severability: If any provision of this Letter Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Letter Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Letter Agreement.

17.	Executive: Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts payable to you hereunder on or following your death shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

18.	Entire Agreement: This Letter Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein.

19.	Other Conditions: This Letter Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. This Letter Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please acknowledge your agreement to the terms and conditions of this Letter Agreement, which will govern your continued service with the Company, by signing and dating this letter on the space provided below.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ Carol O’Connell
Name: Carol O’Connell Title: CHRO

[Signature Page to Evans Letter Agreement]

ACCEPTED AND AGREED:

/s/ Robert D. Evans
Robert D. Evans

[Signature Page to Evans Letter Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [●] day of [●], 2016, by ROBERT D. EVANS (the “Executive”) and delivered to Performance Food Group Company (the “Company”).

Executive agrees as follows:

The employment relationship between Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [●] day of [●], 2016 (the “Termination Date”) pursuant to the Letter Agreement between the Company and Executive dated May 2, 2016 (“Letter Agreement”).

In consideration of the payments, rights and benefits provided for in Section 5 of the Letter Agreement (“Separation Terms”), the sufficiency of which Executive hereby acknowledges, Executive, on behalf of himself and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; and any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, investors, partners, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. This Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has up to twenty-one (21) days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, Executive may revoke this Release in a writing delivered to the Company’s General Counsel, and this Release shall not become effective or enforceable until the revocation period has expired.

This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms or this Release, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, or (iii) any vested rights Executive has under the Company’s 401(k) plan as a result of Executive’s actual service with the Company.

Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties that is currently pending.

This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Termination Date.

Executive shall continue to be bound by the restrictive covenants contained in the Letter Agreement.

This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Letter Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

EXECUTIVE

ROBERT D. EVANS